EXHIBIT 99.1

Houston American Energy Received Continued Listing Deficiency Notice from the NYSE MKT;
Appoints Keith Grimes as Director

Houston, Texas – July 2, 2012 – Houston American Energy Corp. (NYSE MKT: HUSA) today announced that it received notification from the NYSE MKT LLC (the “Exchange”) that it was not in compliance with the Exchange’s continued listing standards set forth in Section 802(a) of the NYSE MKT Company Guide (the “Company Guide”), which section requires at least a majority of independent directors, and Section 802(B)(2)(a), which requires at least three members on a listed company’s audit committee.  The deficiencies in question arose from the previously reported resignation as a director of Richard Howe.

The Company also announced the appointment to its board of directors of Keith Grimes.  Mr. Grimes is a seasoned energy industry executive. Since 2008, Mr. Grimes has served as Chief Executive Officer of Hamilton Group, an international service provider to oil and gas exploration and production companies offering specialized technical consulting and E&P technology to operators worldwide.  Prior to joining Hamilton Group, Mr. Grimes had a 28 year career in the oil and gas industry, most recently managing all eastern hemisphere operations of Expro Group, an Aberdeen, Scotland based global well testing and subsea engineering company, and previously serving in numerous leadership roles with Halliburton for 20 years.  In addition to his appointment to the Company’s board, Mr. Grimes has been appointed as a member of the audit and compensation committees of the Company’s board.  As a result, the Company now has a majority of independent directors and three members of its audit committee, addressing each of the deficiencies noted in the letter from the Exchange.

Management Comments

John Terwilliger, Chairman and CEO of Houston American Energy, stated, “We are very pleased to have Keith join our board of directors.  His broad industry experience and expertise will make Keith a valuable member of our board.  With Keith’s appointment we have brought our board and audit committee back into compliance with Exchange listing standards and simultaneously added a great asset to our board.”

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp is an independent energy company with interests in oil and natural gas wells and prospects. The Company's business strategy includes a property mix of producing and non-producing assets with a focus on Colombia, Texas and Louisiana. Additional information can be accessed by reviewing our Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

For additional information, view the company's website at www.houstonamericanenergy.com or contact the Houston American Energy Corp. at (713) 222-6966.